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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in the registration statement on Form S-8 of PLATINUM technology, inc. of our reports dated March 29, 1996, with respect to the consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and related schedule, which reports appear in the Form S-3 (Registration No. 333-15421) of PLATINUM technology, inc., dated November 18, 1996, as amended. Our report was based in part on the reports of other auditors.

                                                      /s/ KPMG Peat Marwick LLP

                                                      KPMG Peat Marwick LLP

Chicago, Illinois
January 29, 1997